CMA MULTI-STATE MUNICIPAL SERIES TRUST

CMA CALIFORNIA MUNICIPAL MONEY FUND

SERIES NO. 4

FILE # 811-5011

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/10/2002	State of Cal 2002-2003 Rns and Index Notes 6/20/03	60,000,000	9,000,000,000	Goldman Sachs
10/10/2002	State of Cal 2002-2003 Rns and Index Notes 6/27/03	40,000,000	9,000,000,000	Goldman Sachs
10/30/2002	California St. Rans Series G,F,E 6/20/03	44,000,000	3,500,000,000	Goldman Sachs